EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of the 31st day of March (the “Effective Date”) by and among PLANTATION EXPLORATION, INC., a Texas corporation (the “Company”), ARTHUR B. BERTAGNOLLI, an individual (the “Executive”), and ARTHUR KAPLAN COSMETICS, INC. (“AKPN”), a Nevada corporation, The Company, Executive and AKPN are collectively referred to herein as the “Parties.”

WHEREAS, the Executive is currently serving as sole director and officer of the Company;

WHEREAS, AKPN and the Company have entered into (or will soon entered into) a business combination (the “Business Combination”), whereby the Company will become the wholly-owned subsidiary of AKPN;

WHEREAS, the business of the consolidated entities will be that of the Company, which is the exploration of oil and gas in the United States;

WHEREAS, Executive has been appointed as a director of AKPN;

WHEREAS, the Parties desire to enter into this Agreement for Executive to serve as Chief Executive Officer of both AKPN and the Company;

NOW THEREFORE, in consideration of the mutual terms and conditions stated herein, the sufficiency of which is hereby acknowledged, the Company, Executive and AKPN agree as follows:

1.           Employment.  The Company agrees to continue to employ Executive, and Executive agrees to continue in the employment of the Company, serving as the Company’s Chief Executive Officer (“CEO”).  Additionally, AKPN agrees to hire Executive, and Executive agrees to accept the position of AKPN’s CEO.  In that position, Executive shall render to the Company and AKPN such administrative and management services as are customarily performed by persons situated in a similar executive position, and also perform such other duties and serve in such other positions as the Company and AKPN reasonably directs from time to time.  Executive shall devote Executive’s full business time attention, skill, and energy to the business of the Company and AKPN, shall use Executive’s best efforts to promote the success of the Company’s and AKPN’s business, and shall cooperate fully in the advancement of the best interests of the Company and AKPN.

2.           Term. This Agreement is for a two-year period (the “Term”) commencing on the Effective Date hereof and terminating on the third anniversary of the Effective Date, or upon the date of termination of employment pursuant to Section 4 of this Agreement; provided, however, that the Term may be extended as mutually agreed to by the parties.

3.           Compensation and Benefits

a.           Compensation and Benefits based upon Company Output.  Executive shall be entitled to the following compensation provided that the Company satisfies the following criteria:

(i)
If the Company generates one hundred (100) or more “Barrels of Oil” per day (as hereinafter defined) within one hundred and eighty (180) days from the completion of the Business Combination, then AKPN shall issue Executive seven hundred fifty thousand (750,000) shares of AKPN common stock.  Barrels of Oil is defined and conforms to the standards of the Petroleum Resources Management System (PRMS), which is prepared by the Oil and Gas Reserves Committee of the Society of Petroleum Engineers (SPE); which is in conjunction with the World Petroleum Council, the American Association of Petroleum Geologists, and the Society of Petroleum Evaluation Engineers.

(ii)
If, within three hundred and sixty five (365) days of the Business Combination, the Company generates three hundred (300) or more Barrels of Oil per day, then AKPN shall issue Executive an additional seven hundred fifty thousand (750,000) shares of AKPN common stock.

(iii)
If, within three hundred and sixty five (365) days of the Business Combination, the Company successfully completes a lease with reserves equal to thirty five million (35,000,000) or more Barrels of Oil, then AKPN shall issue Executive an additional one million (1,000,000) shares of AKPN common stock.

b.           Bonus Compensation based on Net Operating Cash Flow.  Within fifteen (15) days after the Company’s second and fourth fiscal quarters, the Company shall pay to Executive a cash bonus equal to three percent (3%) of the net revenues for the just completed and prior fiscal quarter, and each subsequent second and forth quarter thereafter.

c.           If AKPN sells all of its assets (“Asset Sale”) while Executive is serving as its CEO to a third party or other oil and gas company, Executive will receive five (5%) of the net proceeds paid to AKPN upon closing. If Executive secures an interested party to an Asset Sale of AKPN, Executive will be compensated an additional five percent (5%) of the net proceeds paid to AKPN.

d.           Stock Options Compensation.  AKPN shall issue the following stock options to Executive:

(i)
AKPN hereby grants to Executive the option to purchase up to one million (1,000,000) shares of common stock at the exercise price of one dollar and zero cents ($1.00) per share. This option is exercisable no sooner than two (2) years from the Effective Date of this Agreement. If Executive’s employment Agreement is terminated pursuant to Section 4 of this Agreement, then Executive shall have no option to purchase shares of common stock in AKPN pursuant to this Section 2(d)(i).

(ii)
In addition, AKPN hereby grants to Executive the option to purchase up to five percent (5%) of the issued and outstanding shares of common stock in AKPN that exist at the date of exercise.  This option is exercisable no sooner than two (2) years from the Effective Date of this Agreement. If Executive’s employment Agreement is terminated pursuant to Section 4 of this Agreement, then Executive shall have no option to purchase shares of common stock in AKPN pursuant to this Section 2(d)(ii).

e.           Monthly Compensation.  The monthly compensation of the Executive shall be as follows:

(i)	Compensation for Months One to Twelve. Subject to Section 2(e)(iii), Executive shall receive a cash salary of fourteen thousand dollars ($14,000) per month after the Effective Date.

(ii)	Compensation for Months Thirteen to Twenty Four. Subject to Section 2(e)(iii), Executive shall receive a cash salary of twenty thousand dollars ($20,000) per month after the Effective Date.

(iii)
Notwithstanding the provisions of Sections 2(e)(i)-(ii), if AKPN fails to place at least one million dollars ($1,000,000) of Securities (as hereinafter defined) in the Private Placement (as hereinafter defined), then Executive shall not receive the cash salary as described in Sections 2(e)(i)-(ii), but instead shall receive the value of such salary in the form of shares of common stock in AKPN.  The price per share of common stock that Executive shall receive shall be the average closing price of a share of common stock of AKPN for the last ten (10) business days of the calendar month for which the compensation is being paid. If the Executive is issued stock pursuant to this Section 2(e)(iii), then AKPN will pay for a legal opinion at the appropriate time so that Executive’s shares of common stock are eligible for Rule 144.

 (f)           Success Fee. AKPN intends to conduct a private placement of up to five million dollars ($5,000,000) of any capital stock (common, preferred, preference or otherwise) or other equity or ownership interest in AKPN (the “Private Placement”) and any securities, warrants, options or other rights to acquire any such capital stock or other equity or ownership interest (the "Securities").  If, collectively: 1) the Executive, and 2) any Purchaser(s) (“Purchasers” is defined for this section only as an acquaintance or contact generated by Executive without any assistance of the Company or AKPN) invested at least one million Dollars ($1,000,000) worth of Securities in the Private Placement , then AKPN shall pay to Executive a fee ("Success Fee") in an amount equal to eight and a half percent (8.5%) of the gross proceeds raised by AKPN for each sale of the Securities to 1) the Executive or 2) any Purchaser who purchased the Securities in AKPN as a result of the Purchaser’s relationship with the Executive.  The Success Fee shall, at the option of the Executive, be payable in (i) cash; (ii) shares of common stock of AKPN in an amount equal to the Success Fee (the value of common stock of AKPN shall be the average closing price of common stock of AKPN for the ten (10) business days prior to the Closing date); or (iii) a combination of cash and shares of the common stock of AKPN.

(g)           Compensation for Business Expenses.  Reasonable expenses incurred by Executive to travel including all airfare, airport transfers, accommodations, and food will be paid for by AKPN.  The executive will need to provide receipts of expenses and reimburse the company for shortfall or expenses without receipts.  Any travel is subject to pre-approval by AKPN.  Executive will incur normal business expenses in the course of doing business, which will be pre-approved by the Company and/or AKPN, as the case may be.  A monthly stipend, to be determined by the Company, will be allotted the Executive.  Expenses such as, but not limited to, taxis to and from appointments, cell phone charges, and parking expenses should Executive use his personal or rental car to attend appointments.  The Executive will need to provide receipts of expenses and reimburse the company for shortfall or expenses without receipts.

(h)           Annual Review.  Two (2) years from the Effective Date, the Company shall review Executive’s compensation, and both parties (AKPN and Executive).

4.           Termination of Employment

(a)            Notwithstanding any provision of this Agreement to the contrary, the employment of Executive hereunder will terminate on the first to occur of the following dates:

(i)	The date of Executive’s death;

(ii)	The date on which Executive has experienced a Disability (as defined below), and the Company gives Executive notice of termination on account of Disability;

(iii)	The date on which Executive has engaged in conduct that constitutes Cause (as defined below), and the Company gives notice of termination for Cause;

(iv)	Expiration of the Term;
AKPN
(b)           For purposes of this Agreement, “Disability” will mean an illness, injury or other incapacitating condition as a result of which Executive is unable to perform, with reasonable accommodation, the services required to be performed under this Agreement for 20 consecutive days during the Term.  Executive agrees to submit to such medical examinations as may be necessary to determine whether a Disability exists, pursuant to such reasonable requests made by the Company or AKPN from time to time.  Any determination as to the existence of a Disability will be made by a physician mutually selected by the Company and Executive.

(c)           For purposes of this Agreement, “Cause” will mean the occurrence of any of the following events, as reasonably determined by the Board:

(i) Executive’s willful refusal to substantially perform his duties hereunder;

(ii) Executive’s conviction of a felony, or his guilty plea to or entry of a nolo contendere plea to a felony charge; or

(iii) With respect to Sections 4(d)(i) or (iii) above, such termination for Cause will only be effective if the conduct constituting Cause is not cured by Executive within 5 days of receipt by Executive of written notice specifying in reasonable detail the nature of the alleged breach.

5.           Termination Payments

(a)           Except as otherwise expressly provided in this Agreement or required by law, the Company’s and AKPN’s obligations under this Agreement will automatically terminate upon the termination of Executive’s employment with the Company and AKPN and Executive will have no obligation or duty to further serve the Company or AKPN in any capacity, nor will the Company or AKPN be under any obligation to make any further payments or provide any further benefits to Executive except as expressly provided for hereunder or otherwise by applicable law.  The Company and/or AKPN shall remain liable for any payments/debt accrued, but not yet paid.

(b)           Upon termination of Executive’s employment, Executive will resign all positions of any kind held with the Company and its affiliates.  If the Company terminated the Executive, the Company will be obligated to provide Executive only a prorated amount of the salary due him pursuant to Section 3(e) through the date of termination; and if, upon the date of termination, a performance condition provided for in Sections 3(a)-(d) and (f) has been satisfied, then the Executive shall be due the compensation or stock provided for in such particular section for satisfying the condition; however, if, upon the date of termination, the Executive has not satisfied a performance condition provided for in Sections 3(a)-(d) and (f), then the Executive shall not receive any compensation 1) for any unsatisfied condition in Section 3(a)-(d) and (f) and 2) for any performance condition provided for in Sections 3(a)-(d) and (f) if such condition should  be satisfied after the termination of the Executive’s employment with the Company.  If the Executive terminates his employment with the Company, then the Executive shall not be entitled to any compensation otherwise due him under Section 3 of this Agreement.

6.           Miscellaneous

a.           Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of (i) the Company and AKPN and its successors and assigns and (ii) Executive and Executive’s heirs and personal representatives.  This Agreement is not assignable by Executive.

b.           Stock Matters.  Executive may transfer shares of common stock of AKPN received as part of this Agreement or any other Agreement, furnished by AKPN, to any third party.  Both Parties agree that the common stock issued to Executive will be restricted shares, subject to SEC Rule 144 for one (1) year, effective upon issuance by AKPN or Company.  Upon the satisfaction of any of the terms or conditions contained in this Agreement whereby Executive becomes entitled to receive shares of AKPN, Company and/or AKPN shall duly issue said shares to Executive within fourteen (14) business days.

c.           Notices.  All notices, requests, demands and other communications hereunder will be in writing and will be deemed to have been duly given if delivered via telecopy, overnight delivery, or prepaid certified or registered U.S. Mail, return receipt requested, to the following addresses or to such other address as either Party any designate by like notice:

If to AKPN, to: Arthur Kaplan Cosmetics, Inc., c/o Arthur Kaplan, 3273 East Warm Springs, Las Vegas, NV 89120

If to the Company, to: Plantation Exploration, Inc, c/o Arthur B. Bertagnolli, 11200 Westheimer, Suite 900, Houston, TX 77042

d.           Entire Agreement; Modification.  This Agreement contains the entire agreement of the Parties about the subjects in it, and it replaces all prior contemporaneous oral or written agreements, understandings, statements, representations and promises by either Party.  No supplement, modification, or amendment to this Agreement will be effective and binding unless the same is contained in writing accepted and duly executed by the Parties.

e.           Paragraph Headings.  The paragraph headings used in this Agreement are included solely for convenience and will not affect, or be used in connection with, the interpretation of this Agreement.

f.           Severability.  The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.

g.           Governing Law.  This Agreement will, except to the extent that federal law will be deemed to apply, be governed by and construed and enforced in accordance with the laws of Nevada.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the date first hereinabove written.

Arthur Kaplan Cosmetics, Inc.

By:	/s/ Arthur Kaplan
Name:	Arthur Kaplan
Title:	CEO

PLANTATION EXPLORATIONS, INC.

By:	/s/ Arthur B. Bertagnolli
Name:	Arthur B. Bertagnolli
Title:	CEO